EXHIBIT 11             COMPUTATION OF EARNINGS PER SHARE

                           EXCEL SWITCHING CORPORATION
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                  Three Months Ended                      Nine Months Ended
                                                           -------------------------------     -----------------------------------
                                                            Sept. 30,           Sept. 27,           Sept. 30,            Sept. 27,
                                                               1996                1997                1996                1997
                                                           -----------     ---------------     ---------------      --------------
Net income                                                    $ 2,126             $ 5,151             $ 5,813            $ 12,571
                                                           ===========     ===============     ===============      ==============

Weighted average common shares outstanding                     28,090              28,090              28,090              28,090

Weighted average common share equivalents                       4,647               4,848               4,599               4,845

Weighted average common shares issued
     within twelve months of initial public offering (1)        1,090               1,090               1,090               1,090
                                                           -----------     ---------------     ---------------      --------------

Weighted average common and common
     equivalent shares outstanding                             33,827              34,028              33,779              34,025
                                                           ===========     ===============     ===============      ==============

Net income per share                                             $.06                $.15                $.17                $.37
                                                                 ====                ====                ====                ====



1) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common equivalent shares issued during the 12 months prior to completion of the Company's initial public offering in November, 1997 have been included in the net income per share computations using the treasury stock method as if they were outstanding for all periods presented.